Exhibit 10.1

FIRST AMENDMENT TO

TRANSITIONAL SUPPLY AGREEMENT

This First Amendment to Transitional Supply Agreement (“Amendment”) is entered into effective as of July 1, 2006 between Warner Chilcott Company, Inc., a Company organized under the laws of the Commonwealth of Puerto Rico (“Supplier”), and Pfizer Inc., a Delaware corporation (“Pfizer”).

RECITALS

A.	Supplier and Pfizer are the Parties to the Transitional Supply Agreement dated May 31, 2004 (the “Original Agreement”); and

B.	Supplier and Pfizer now wish to amend the Original Agreement in accordance with the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, Supplier and Pfizer agree as follows:

1. The following definitions are added to Section 1.1 of the Original Agreement:

“Dissolution Yield Losses” shall have the meaning set forth in Section 2.7.

“Standard Costs” for each Product shall have the meaning set forth in Schedule C.

2. The following sentence is added to the end of Section 2.1 of the Original Agreement:

Further, Supplier will be the exclusive supplier of Dilantin Products to Pfizer and its Affiliates during the Term of this Agreement.

3. The phrase “Zithromax® tablets in blisters,” in the second line of Section 2.2 of the Original Agreement is deleted in its entirety.

4. Section 2.7(a) of the Original Agreement is deleted in its entirety and replaced with the following:

2.7 Yield. (a) Supplier will use its commercially reasonable efforts to obtain maximum yield of the Products from the Materials provided by Pfizer in connection with the Manufacture of such Products as provided hereunder. Supplier agrees that the yield loss rate for each such Product shall not exceed the rate set forth on Schedule I for such Product. In the event the yield loss for all produced batches of a Product over any given twelve (12) month period during the Term exceeds the yield loss rate for that Product as set forth on Schedule I, then Supplier will reimburse Pfizer for Pfizer’s full standard costs (including, transportation fees, insurance fees, etc.) for those Materials that were supplied by Pfizer for use in Manufacturing Product lost in excess of the rate set forth on Schedule I. For purposes of calculating the yield loss rate under this Section 2.7, yield losses resulting from dissolution failure in connection with the Manufacture by Supplier of Dilantin will be excluded unless such failures resulted from Supplier’s failure to follow applicable standard operating procedures (except as provided in Schedule K) or Supplier’s negligence (“Dissolution Yield Losses”). In the event there are Dissolution Yield Losses, Pfizer will be responsible for the costs of all Materials used in connection with the Manufacture of the lost Product. In addition, Pfizer shall pay Supplier its Standard Costs for the Manufacture of the lost Product based on the actual yield of the Manufactured lot, not the theoretical yield.

5. The parenthetical in the third line of Section 3.2 is deleted in its entirety and replaced with the following:

(other than Zyrtec® and certain orders for Dilantin as specified in Pfizer’s Firm Orders, which will be in bulk form)

6. Section 4.1 of the Original Agreement is deleted in its entirety and replaced with the following:

        4.1 Pricing. Pfizer shall pay Supplier’s Standard Costs for the Manufacture of the Products plus, in the case of Dilantin, an additional manufacturing charge and a packaging charge, all as set forth in Schedule C to the Agreement.

7. The phrase “by check delivered to Supplier’s address as designated in such invoice or” in the third and fourth lines of Section 4.2 of the Original Agreement is deleted in its entirety.

8. The last sentence of Section 5.4 of the Original Agreement is deleted in its entirety and replaced with the following:

Supplier shall provide sufficient office space in the Fajardo Plant for one Pfizer representative for the purpose of facilitating Pfizer’s performance of such consultation.

9. The reference to Section 8.3 in Section 7.3 of the Original Agreement is an error and should refer instead to Section 8.1.

10. The last sentence of Section 8.1 of the Original Agreement is deleted in its entirety.

11. The products Zithromax® and Benadryl® in all forms are deleted from Schedule A of the Original Agreement, and Dilantin 100 mg bulk capsules is added.

12. The Specifications for all Zithromax® and Benadryl® products in Schedule B of the Original Agreement are deleted.

13. Schedule C to the Original Agreement is deleted in its entirety and replaced with the new Schedule C attached to this Amendment as Attachment 1.

14. The following additional row is added to the end of the table in Schedule D to the Original Agreement:

Dilantin 100mg bulk capsules	18 months

and the rows for Zithromax® and Benadryl® and the footnote in Schedule D to the Original Agreement are deleted in their entirety.

15. Schedule G to the Original Agreement is deleted in its entirety and replaced with the new Schedule G attached to this Amendment as Attachment 2.

16. The Yield Loss limits set forth on Schedule I of the Original Agreement related to Benadryl® and Zithromax products are deleted.

17. In consideration of the mutual promises and covenants set forth herein, Pfizer and Supplier will enter into an Assignment and Bill of Sale in substantially the form attached to this Amendment as Attachment 3, transferring to Supplier, ownership of (a) the Gral & Drum Inverter (Asset nos. 2000-24-006101651 and 2000-24-006101656) and (b) the Fowler capper (Asset no. 2004-02-000820788), and all related spare parts thereto (collectively, the “Equipment”) set forth in such Assignment and Bill of Sale. The Parties agree that the Equipment was part of the Retained Equipment under the Original Agreement and that, such Equipment is deleted from Schedule H to the Original Agreement.

18. All capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meanings assigned them in the Original Agreement.

19. Except as expressly stated in this Amendment, the Original Agreement remains unchanged and in full force and effect. Deletions of Sections of the Original Agreement shall not impact the numbering of the Sections.

IN WITNESS WHEREOF, Pfizer and Supplier have executed this Amendment through their duly authorized representatives, effective as of the date first set forth above.

PFIZER INC.

By:	/S/ KAREN KATEN
Name:	Karen Katen
Title:	Vice Chairman

WARNER CHILCOTT COMPANY, INC.

By:	/S/ ANTHONY BRUNO
Name:	Anthony Bruno
Title:	Executive Vice President

Attachment 1

Revised Schedule C

Attached

SCHEDULE C

STANDARD COSTS

1. Standard Cost

a. The standard costs set forth in this Schedule C (the “Standard Costs”) shall include the cost of Manufacturing the Product, including the cost of raw materials, labor, and other direct and identifiable variable costs and applicable costs for equipment pools, plant operations and plant support services, but shall not include profit or operating margin. The costs for plant operations and plant support services will include utilities, maintenance, engineering, safety, human resources, finance, plant management and other similar activities. The plant operations and support services costs will be allocated in accordance with GAAP and on a basis consistent with the calculation of the Standard Costs set forth in Section 1.c below.

Standard Costs may be adjusted annually by Supplier to reflect changes in Supplier’s costs in Manufacturing the Products under this Agreement. The annual adjustments will be effective as of January 1 of each year and will be communicated in writing (the “Adjustment Notice”) to Pfizer not later than November 15 of the preceding year. Supplier will base its calculations of the proposed new Standard Costs on a twelve-month forecast provided by Pfizer to Supplier no later than August 15th of the prior year (such projections being the “Pfizer Twelve-Month Forecast”). If Pfizer disagrees with Supplier’s proposed new Standard Costs, Pfizer may, within 15 days of delivery of the Adjustment Notice, deliver a notice (the “Disagreement Notice”) to Supplier disagreeing with such adjustments and setting forth Pfizer’s calculation of such amount. If Pfizer and Supplier do not reach agreement with respect to the calculation of the proposed new Standard Costs (specifically, that the projected Standard Costs properly and accurately reflects the fully loaded cost for the Product) within 15 days of Supplier’s receipt of the Disagreement Notice, then the parties shall promptly engage a mutually acceptable independent accountant to review the disputed items or amounts set forth in the Disagreement Notice for the purpose of calculating the new Standard Costs. Such independent accountant shall deliver a report as promptly as practicable setting forth such calculation and such report shall be final and binding on the parties. The cost of such review and report shall be borne equally by the parties. If Supplier does not provide an Adjustment Notice for a Product as provided in this paragraph, then the Standard Costs for such product will remain unchanged for that calendar year.

b. In addition to the rights afforded in the paragraph above, no more than once each calendar year Pfizer may, upon prior written notice and during normal business hours, review Supplier’s records relating to any changes in Supplier’s costs relating to such Product supporting an adjustment in the standard costs for Manufacturing such Product in accordance with this Schedule C. All such information reviewed by Pfizer will be considered Confidential Information of Supplier.

c. Set forth in Exhibit A hereto is the Standard Cost for each SKU of Products effective as of the date hereof:

If, the portion of the aggregate purchase price of the actual volumes of Dilantin Products purchased from July 1, 2006 through December 31, 2006 (including any Dissolution Yield Losses for which Supplier was indemnified pursuant to Section 2.7) that is attributable to the fixed overhead component of Standard Costs (i) is less than the amount of the Adjusted Fixed Overhead set forth in Exhibit A hereto, or in any new Standard Costs accepted by the parties pursuant to Section 1.a of this Schedule C (the “Adjusted Fixed Overhead”), Supplier shall issue Pfizer an invoice for the amount of such shortfall, and (ii) is more than the Adjusted Fixed Overhead, Supplier shall issue Pfizer a credit equal to the amount of such excess.

If, at the end of each calendar year other than 2006, the portion of the aggregate purchase price of actual volumes of Dilantin Products purchased (including any Dissolution Yield Losses for which Supplier was indemnified pursuant to Section 2.7) that is attributable to the fixed overhead component of Standard Costs (i) is less than Supplier’s calculation of Adjusted Fixed Overhead based the volumes projected in the applicable Pfizer Twelve-Month Forecast, Supplier shall issue Pfizer an invoice for the amount of such shortfall, and (ii) is more than Supplier’s calculation of Adjusted Fixed Overhead based the on volumes projected in the applicable Pfizer Twelve-Month Forecast, Supplier shall issue Pfizer a credit for the amount of such excess.

2. Special Terms Relating to Dilantin Products (all SKUs)

a. In addition to the Standard Costs for Dilantin set forth in this Schedule C, Pfizer will pay to Supplier the following fees for the services provided by Supplier under this Agreement:

Period	Manufacturing Fee	Packaging Fee
7/1/06-6/30/07	$4,500,000.00	$1,500,000.00
7/1/07-6/30/08	$4,500,000.00	$2,000,000.00
7/1/08-6/30/09	$5,000,000.00	$2,000,000.00
*7/1/09-6/30/10	$6,500,000.00	$1,000,000.00
*7/1/10-6/30/11	$7,000,000.00	$1,000,000.00

*	Subject to Pfizer’s exercise of its right to renew the Term applicable to Dilantin Products for these periods as set forth in Schedule G of this Agreement.

b. The amounts set forth in Paragraph 2(a), above, will be payable in two (2) equal installments of fifty percent (50%) of the amount due, on or before the June 30 immediately preceding the commencement of the relevant period, and the second on or before the December 31 that falls during the relevant period. In the event of an early termination of the Term applicable to Dilantin for any reason other than termination by Supplier under Section 8.2, Pfizer will be entitled to receive a pro rata refund of the Manufacturing Fee and Packaging Fee actually paid by Pfizer for the then-current period calculated by multiplying (a) the Manufacturing Fee and Packaging Fee actually paid by Pfizer for the then-current period by (b) a fraction, (i) the numerator of which is the number of complete months remaining in the then-current period after the date of termination of the Term applicable to Dilantin and (ii) the denominator of which is six (6).

c. Pfizer may also at any time request that Supplier cease providing packaging services for Dilantin upon ninety (90) days’ prior written notice. Commencing the effective date of such termination, Supplier will no longer be required to provide packaging services to Pfizer, and Pfizer will no longer be required to pay the Packaging Fee set forth above. Further, Pfizer will be entitled to receive a pro rata refund of the Packaging Fee actually paid by Pfizer for the then-current period calculated by multiplying (a) the Packaging Fee actually paid by Pfizer for the then-current period by (b) a fraction, (i) the numerator of which is the number of complete months remaining in the then-current period after the date of termination of packaging services and (ii) the denominator of which is six (6).

Attachment 2

Revised Schedule G

Attached

SCHEDULE G

PRODUCT TERM

PRODUCT	TERM ENDS
Dilantin (all SKUs)	June 30, 2009*

Zyrtec Chewable (all SKUs)	July 31, 2006

*	Provided that the Term applicable to Dilantin has not been previously terminated pursuant to Sections 8.2 or 8.3, Pfizer may, at its option, extend the Term applicable to Dilantin for up to two (2) additional one (1) year periods (each an “Extension Term”) by providing written notice to Supplier no later than (a) September 30, 2008 for the first Extension Term; and (b) September 30, 2009 for the second Extension Term.